Exhibit 10.21

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is entered into as of January 1, 2003 by and between AF Services, Inc., a Delaware corporation (the “Service Provider”), and eCOST.com, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company is a reseller of electronics under the name “eCOST.com, Inc.” and

WHEREAS, the Company wishes to engage a service provider to perform certain essential general and administrative functions in a more cost-effective and efficient manner than the Company can provide such services to itself; and

WHEREAS, the Service Provider is in the business of providing essential general and administrative functions for corporations, partnerships and businesses, and has the necessary personnel and expertise to perform such services in a cost-effective manner; and

WHEREAS, the Company wishes to engage the Service Provider, and the Service Provider desires to provide such general and administrative services to the Company, under the terms and conditions hereinafter set forth in exchange for the consideration hereinafter set forth;

NOW, THEREFORE, for and in consideration of the promises and the obligations undertaken by the parties pursuant hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Service Provider and the Company hereby agree as follows:

ARTICLE I

ENGAGEMENT OF SERVICE PROVIDER;

DUTIES OF SERVICE PROVIDER

1.1	Engagement. The Company hereby retains Service Provider to perform the general and administrative services described herein (“the Services”), and all obligations related or ancillary thereto.

1.2	Duties.

(a)	Service Provider. The Service Provider hereby covenants and agrees that it shall, during the term of this Agreement, perform the Services, and all obligations related or ancillary thereto, in accordance with the performance standards set forth herein.

(b)	Company. The Company hereby covenants and agrees that it shall pay the Service Provider fees in accordance with the provisions of Article III. The Company further covenants and agrees that it shall provide the Service Provider with all documents and information necessary for Service Provider to perform all required Services, and all obligations related or ancillary thereto, pursuant to this Agreement. To the extent required, the Company shall authorize the Service Provider to perform such actions as may be necessary for the performance of the Services described herein.

1.3

Services Provided. The Services to be performed by Service Provider pursuant hereto are those set forth in Article II, plus such other administrative services as may be agreed to from time to time by the parties. The Company retains the right to limit the scope and nature of the Services provided by Service Provider hereunder. Limitation by the Company of the scope and nature of the Services to be performed by Service Provider, other than in connection with determining the Monthly Fee to be charged by Service Provider as set forth in section 3.1, shall not affect the compensation received by Service Provider hereunder.

1.4	Independent Contractors. The relationship of the Service Provider and the Company established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; (ii) create the relationship of principal and agent between the parties; (iii) prevent Service Provider from entering into any other business; or (iv) allow Service Provider to create or assume obligations on behalf of or in the name of the Company. All financial and other obligations associated with Service Provider’s business are the sole responsibility of Service Provider.

ARTICLE II

SERVICES

2.1

The Service Provider hereby agrees to perform the following Services, including those as more fully set forth below: technical support; sales operations support; customer service support; credit card processing; human resources services; MIS; IS; net/telecom services; marketing and advertising related services; telecommunications services; mailing services; check processing; sales training; engineering; insurance; financial analysis and budgeting; credit and collection; and

security. The Service Provider further agrees to perform all obligations related or ancillary to the performance of the Services, plus such other general or administrative services as may be agreed to from time to time by the parties.

2.2	Accounting Services. The Service Provider shall perform general Accounting and Financial Services for the Company in accordance with generally accepted accounting principles. Such Accounting Services shall include, but not be limited to: creating and maintaining accurate records reflecting all assets and liabilities of the Company; maintaining Company ledgers; developing and implementing systems for recording and monitoring all Company accounts receivable, accounts payable, disbursements and expenses; monitoring and administering payment of operating costs and expenses of the Company, to ensure that the Company remains current on all accounts payable; administering financial accounts as the Company may authorize and direct; administering loans and financial agreements of the Company as the Company may authorize and direct; performing sales audit functions; performing internal reporting functions; administering leases and other contracts as the Company may authorize and direct; and ensuring proper and accurate preparation and maintenance of all payroll records working with any third-party payroll services provider, including appropriate withholding in accordance with applicable law.

2.3

Tax Services. The Service Provider shall provide Tax Services to the Company. Such Tax Services shall include, but not be limited to: monitoring and apprising the Company of all tax obligations and liabilities; preparing and maintaining all necessary tax records; preparing all tax forms, reports, returns and other documentation to be filed by the Company with appropriate taxing authorities; and administering timely payment of tax and related liabilities from authorized Company accounts. The Company may authorize Service Provider to act as its attorney-in-fact for purposes of performing said Tax Services.

2.4	Human Resources Services. The Service Provider shall provide such Human Resources Services to the Company as the Company requests. Such Human Resources Services may include, but are not limited to: drafting manuals and/or documents embodying company employment policies, practices and protocols; advertising employment openings; recruiting, selecting, and hiring personnel; and providing personnel training and development programs.

2.5

Information Technology Services. The Service Provider shall provide the Company Information Technology Services. Such Information Technology Services shall include, but not be limited to: creating, maintaining and providing technical support for a computer network or networks sufficient in all respects to meet the Company’s needs, as specified from time to time by the Company; identifying and recommending or providing to the Company the hardware and other equipment to support the Company’s operations; creating or identifying, and implementing, or making available such computer programs or software necessary to satisfy the Company’s requirements; creating and maintaining all interfaces between the Company and Service Provider necessary for the Company’s operations and for the efficient provisioning of the Services performed by Service

Provider pursuant to this Agreement; and providing such additional maintenance and technical support as the Company may require.

2.6	Record Maintenance and Retention Services. The Service Provider shall maintain and retain such records of the Company as the Company shall designate for the shorter of (i) seven (7) years from the date of their creation; or (ii) the duration of this Agreement. Upon termination of this Agreement, Service Provider shall transfer all such Company records in its custody or control on the date of termination to the Company, in accordance with section 5.3.

2.7	Non-Inventory Purchasing Services. The Service Provider shall, upon the Company’s request or with the Company’s approval, purchase or lease for the Company, at Company’s expense, non-inventory goods and related services necessary to the operation of the Company’s business, including but not limited to: furniture; office equipment; computer hardware and software; telecommunications equipment and facilities; office supplies; materials handling equipment; product display and storage equipment; maintenance and service contracts; and all other non-inventory goods and related services necessary to the operation of Company’s business.

2.8	Telecommunications Services. The Service Provider shall arrange or contract, at the Company’s expense, for such Telecommunications Services as the Company shall require.

ARTICLE III

FEES

3.1	Fees. In consideration of the Services and obligations to be performed by the Service Provider pursuant to this Agreement, the Company shall pay to the Service Provider a fee for services rendered, invoiced monthly (“Monthly Fee”), determined in accordance with the following procedures:

a)	Fees shall be determined for each six month period (“Fee Period”).

b)	The Company shall, not later than fifteen (15) days prior to the commencement of the next Fee Period, provide to the Service Provider all relevant information concerning the Company’s projected business and activities for said Fee Period in accordance with Schedule 1 hereto.

c)	Based on the information provided by the Company in accordance with Schedule 1, the Service Provider shall, not later than five (5) days after receipt of the information, quote the Company a monthly fee for the Services and obligations to be performed by Service Provider under this Agreement during the next Fee Period (“Quote”). Unless rejected by the Company not later than three (3) days after receiving the Quote, the Quote shall become the Monthly Fee payable from the Company to the Service Provider the subsequent Fee Period.

d)

If the Company rejects the Quote within three (3) days of receipt, the parties hereby agree that they will in good faith negotiate a modification of the Quote and/or the Services to be performed by Service Provider pursuant to this

Agreement. If the parties thereafter reach an agreement, the agreed upon Quote shall become the Monthly Fee payable from the Company to the Service Provider for the agreed upon Services during the subsequent Fee Period.

e)	If the parties are unable, despite their good faith efforts, to reach an agreement concerning the Quote, the Agreement shall terminate thirty (30) days after the earlier of the close of the then-ending Fee Period or the date on which the Company elects to terminate the Agreement.

f)	The Monthly Fee for the then-ending Fee Period, or the appropriate pro rata portion thereof, shall apply during the period from the close of the then-ending Fee Period to the date of termination.

3.2	Extraordinary Expenses.

(a)

In addition, at the close of each Fee Period, the Company agrees to compensate the Service Provider for extraordinary costs or expenses reasonably incurred during the then-ending Fee Period as a result of any significant discrepancy between the information provided by the Company to the Service Provider in connection with determining the Monthly Fee for the then-ending Fee Period, and the actual experience of the Company and the Service Provider during said Fee Period (“Extraordinary Expenses”). The Service Provider shall, not later than ten (10) days prior to the close of a Fee Period, submit an accounting of Extraordinary Expenses incurred during the then-ending Fee Period. The Company shall review such asserted Extraordinary Expenses and compensate Service Provider for the portion of such Extraordinary Expenses that the Company agrees were reasonably incurred by Service Provider in performing Services or obligations for the Company pursuant to this Agreement.

(b)	If the Service Provider disputes the amount of Extraordinary Expenses agreed to by the Company, Service Provider shall promptly bring any such dispute to the attention of the Company. Any dispute not timely raised shall be deemed waived. The Service Provider may resort to the dispute resolution procedures set forth herein to resolve such dispute, which shall be Service Provider’s sole remedy hereunder. A dispute as to the amount of Extraordinary Expenses shall not relieve the Company of its obligation to pay timely the agreed upon amount within thirty (30) days of the date of the relevant invoice, in accordance with Section 3.3.

3.3	Invoicing. The Service Provider shall invoice the Company for services rendered on a monthly basis. The invoice for the sixth month of any Fee Period shall include any Extraordinary Expenses agreed to by the parties, as provided in section 3.2(a). The Service Provider’s invoices shall be due and payable by the Company not later than thirty (30) days after the date of invoice.

3.4

All payments by the Company required under this Section shall be made by electronic funds transfer or other mutually acceptable means. Consistent with the Accounting Services provided by Services Provider pursuant to section 2.2, Service Provider is authorized to effect such transfers. Any transfer effected by Service Provide in excess of the invoice amount without the express written consent of the Company shall constitute a material breach of this Agreement and entitle the Company to liquidated damages in an amount three times the excess transferred.

ARTICLE IV

PERFORMANCE

4.1	Performance Standard. Service Provider shall perform the Services to be rendered by Service Provider pursuant to this Agreement in a competent and timely fashion. To the extent other provisions of this Agreement provide for performance standards, such standards are expressly in addition to the performance standard set forth herein. In the event Service Provider engages third parties to perform one or more Services under the supervision of Service Provider in accordance with section 4.3, Service Provider shall cause such third parties to deliver each such Service in a competent and timely fashion and in accordance with any other additional applicable performance standards.

4.2	Company’s Remedy. In the event the Company is dissatisfied with the performance of any of the obligations of the Service Provider pursuant to this Agreement, the Company shall be entitled to initiate dispute resolution proceedings in accordance with the procedures set forth in section 6.1, but the Company shall not be entitled to withhold payments due Service Provider on grounds of alleged non-performance by Service Provider of any of its obligations under this Agreement.

4.3	Assignment. Except to the extent expressly provided herein, neither party has the right to, directly or indirectly, in whole or in part, assign, delegate, convey or otherwise transfer, whether voluntarily, involuntarily or by operation of law, its rights and obligations under this Agreement, except with the prior written approval of the other party. Any such prohibited action will be null and void.

4.4	Force Majeure:

(a)	“Force Majeure” means any event or condition, not existing as of the date of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by Service Provider of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following will constitute events or conditions of Force Majeure: acts of state or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion.

(b)

Upon being affected by an event of Force Majeure and after notice to the Company, Service Provider will be released without any liability on its part from the performance of its obligations under this Agreement, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. Such notice must include a description of the nature of the event of Force Majeure, its cause and possible consequences. Service Provider will promptly notify the Company of the termination of such event.

(c)	Notwithstanding section 4.2, the Company is relieved of its obligation to pay fees to the Service Provider during the period of the event of Force Majeure. The Company is entitled, during the period of the event of Force Majeure, to contract or provide for the performance of the Services and obligations ordinarily performed by Service Provider hereunder. Upon notice of termination of the event of Force Majeure and reasonable assurances from Service Provider that it can satisfy the performance standards imposed pursuant to this Agreement, the Company shall consent to Service Provider resuming performance of the Services and obligations hereunder.

(d)	Any dispute between the parties regarding an asserted event of Force Majeure is subject to the dispute resolution procedures set forth in section 6.1. Such dispute resolution procedures shall be the sole remedy of either party hereunder.

ARTICLE V

TERM; TERMINATION;

OBLIGATIONS OF SERVICE PROVIDER UPON TERMINATION

5.1	Term. This Agreement shall be effective for two years following the date hereof and, unless otherwise terminated as provided herein, shall automatically renew for a one-year period on each anniversary date thereafter unless written notice of non-renewal is given by either party to the other at least sixty (60) days prior to such anniversary date.

5.2	Termination.

(a)	This Agreement shall be terminated upon the first to occur of the following events:

(i)	Upon the mutual agreement of the Company and Service Provider;

(ii)	Upon thirty (30) days written notice from the Company to the Service Provider;

(iii)	Upon failure of the parties to reach agreement concerning the Monthly Fee, as set forth in section 3.1;

(iv)	Upon thirty (30) days written notice of non-payment from the Service Provider to the Company, unless the Company pays all overdue amounts, together with interest, within twenty-one (21) days of such notice; or

(v)

Upon a finding by a mediator or arbitrator presiding in dispute resolution proceedings initiated pursuant to section 6.1 that a party hereto has breached any material term, condition or covenant of this

Agreement, together with due notice of intent to terminate from the non-breaching party to the breaching party, subject to the following cure period. Written notice of intent to terminate shall be sent to the breaching party and the breaching party shall have fifteen (15) days following receipt of such notice to remedy the default. If the breach is not cured to the satisfaction of the non-breaching party within such fifteen (15) day period, the non-breaching party may terminate this Agreement immediately by giving further notice to such effect to the breaching party.

(b)	If this Agreement terminates for any reason, with or without cause, such termination shall not affect, negate or obviate any obligation of either party to the other arising prior to the date of such termination and any termination of this Agreement shall be without prejudice to any right, remedy or recourse to which the terminating party may be entitled under this Agreement or otherwise at law or in equity.

5.3

Obligations of Service Provider Upon Termination. Upon notice of termination, the Service Provider shall promptly, and in any event prior to the date of termination, transfer to the Company all data, records, files and other information, in whatever format maintained, concerning the Company and the Services performed for the Company by the Service Provider. The Service Provider shall provide such information, and shall support and respond to all inquiries of the Company necessary to allow the Company to understand, interpret and use all such data, records, files and information transmitted to the Company, so that the Company may satisfactorily provide for the performance of the Services performed by the Service Provider pursuant to this Agreement.

ARTICLE VI

DISPUTE RESOLUTION; LIABILITY

6.1	Dispute Resolution. The parties agree that they will strive to resolve amicably any dispute arising under this Agreement. In the event the parties are unable to resolve a dispute, either party may initiate dispute resolution proceedings. All disputes between the parties hereto shall be submitted to mediation or to arbitration, at the election of the party initiating the dispute resolution proceedings. The place of any dispute resolution shall be in Torrance, California. Any arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the mediator or arbitrator shall be final and binding upon the parties, and the expense of the proceedings shall be shared equally between the parties unless the mediator or arbitrator determines otherwise. Judgment upon any award rendered by an arbitrator may be entered in the Superior Court for Los Angeles County, CA.

6.2

Limitation of Liability. Service Provider will not be liable to Company for special, indirect, consequential or punitive damages caused by, attributable to or arising in connection with the performance, nonperformance or delayed performance of the Services contemplated by this Agreement, or any act or omission of Service

Provider or any person or entity acting on behalf of Service Provider, whether negligent or otherwise, including, without limitation, damages relating to loss of profit or business interruption, however such damages may be caused, except for such damages attributable to Service Provider’s, or such other person’s or entity’s fraud, bad faith or willful misconduct. Service Provider will not be liable for any failure to perform or any delay in the performance of its obligations hereunder due to Force Majeure (as defined in section 4.4 above) or any cause beyond the reasonable control of the Service Provider.

6.3	Indemnification. Notwithstanding anything in subsection 6.2, the Service Provider agrees to indemnify the Company for all sums the Company may become liable to pay any third party as a result of any breach of this Agreement by Service Provider, or any negligent, grossly negligent, reckless, willful or intentional conduct of the Service Provider.

ARTICLE VII

REQUESTS FOR INFORMATION

7.1

Requests for Information. Service Provider shall provide to the Company any requested documents, records, data or information concerning the Company or the Services provided hereunder within ten (10) business days after the receipt of a written request therefor from the Company or its authorized representatives. In addition, upon reasonable notice from the Company, Service Provider shall provide authorized representatives of the Company access to the books and records maintained by Service Provider that pertain to the Company or the Services Provided hereunder.

ARTICLE VIII

CONFIDENTIALITY

8.1	Confidentiality. Service Provider shall hold, and shall cause its employees, accountants, attorneys and other authorized representatives to hold, in confidence, and shall otherwise not disclose to anyone other than the Company and its accountants, attorneys and other authorized representatives, together with such other individuals or organizations as may from time to time be authorized in writing by the Company or as may otherwise be required by law, all documents, records, data and information of the Company maintained by Service Provider pursuant to the terms of this Agreement or otherwise revealed to Service Provider in connection with its performance of this Agreement. Service Provider shall promptly notify the Company of any subpoena or other request or demand made to the Service Provider seeking documents, records, data or information concerning the Company or the Services provided hereunder, and shall resist production of any such materials consistent with its obligations pursuant to this section.

ARTICLE IX

NOTICES

9.1	Form. Any notice, consent, authorization, direction or other communication required or permitted to be given hereunder shall be in writing and shall be delivered either by personal delivery or by telecopier or similar telecommunication device marked “Urgent,” and addressed as follows:

In the case of Service Provider, to it at:

AF Services, Inc.

2555 W. 190th Street

Torrance, CA 90504

Attention: Simon Abuyounes

In the case of the Company, to it at:

eCOST.com, Inc.

2555 W. 190th Street

Torrance, CA 90504

Attention: Gary Guy

9.2

Delivery, Receipt, and Change of Address. Any notice, consent, authorization, direction or other communication as aforesaid shall be deemed to have been effectively delivered and received, if sent by telecopier or similar telecommunications device, on the business day of such transmission or, if the transmission occurs after 5:00 p.m. (at the place of receipt) on the next business day (proof of transmission required) or, if delivered, to have been delivered and received on the date of such delivery; provided, however, that if such date is not a business day, then it shall be deemed to have been delivered and received on the business day next following such delivery. The failure of any party to mark “Urgent” on a delivery shall not negate the notice provided hereunder. Any party hereto may change its address for service by written notice given as aforesaid.

ARTICLE X

MISCELLANEOUS

10.1	Further Assurances. Service Provider and the Company agree, upon the reasonable request of the other, to execute, acknowledge and deliver any and all such further instruments, and to do and perform any and all such other acts as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

10.2	Waivers or Modifications. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party to be charged therewith. No written waiver shall excuse the performance of any act(s) other than those specifically referred to therein. A waiver of any breach by any party hereunder shall not constitute a waiver of any subsequent breach(es) by such party hereunder.

10.3	Governing Law. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Delaware, without regard to its choice of law principles. The parties further agree that proper venue for any action filed to enforce any arbitration decision resulting from the dispute resolution procedures set forth herein shall be in California.

10.4	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

10.5	Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of or by and between the parties hereto in respect of such subject matter and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

10.6	Binding Agreement. This Agreement is binding upon, and inures to the benefit of, the parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties or their respective successors, any rights, remedies or liabilities under this Agreement.

10.7	Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

10.8	No Impairment of Rights. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

AF SERVICES, INC.

By:	/s/ SIMON ABUYOUNES
Name:	Simon Abuyounes
Title:	President

ECOST.COM, INC.

By:	/s/ GARY GUY
Name:	Gary Guy
Title:	President

Schedule 1

The Company shall timely provide to the Service Provider, not later than fifteen (15) days prior to the commencement of the subsequent Fee Period, all relevant information concerning the Company’s projected business and activities in the subsequent Fee Period. At a minimum such information shall include the Company’s projected:

•	Sales Volumes

•	Inventory Purchases

•	Total Number of Employees

•	Total Number of New Hires

•	Capital Expenditures

•	Information Technology Needs and Projects, including, without limitation, hardware purchases (including PCs), software purchases, and software implementations

•	New Store Openings

ADMINISTRATIVE SERVICES AGREEMENT

SCHEDULE 2.

Monthly fees for Services for eCOST.com, Inc.

For the six-month period January 1, 2003 to June 30, 2003.

$117,463.58

Services to be provided:

•	Accounting
•	Financial planning
•	Tax
•	Credit and collections
•	Credit card processing
•	Human resources
•	Payroll
•	IS services
•	Help desk services
•	Network and telecom services
•	Technical support
•	Customer service
•	Advertising
•	Marketing

AF SERVICES, INC.

/s/ SIMON ABUYOUNES
Simon Abuyounes President

ECOST.COM, INC.

/s/ GARY GUY
Gary Guy President

ADMINISTRATIVE SERVICES AGREEMENT

SCHEDULE 2.

Monthly fees for Services for eCOST.com, Inc.

For the six-month period July 1, 2003 to December 31, 2003.

$122,626.26

Services to be provided:

•	Accounting
•	Financial planning
•	Tax
•	Credit and collections
•	Credit card processing
•	Human resources
•	Payroll
•	IS services
•	Help desk services
•	Network and telecom services
•	Technical support
•	Customer service
•	Advertising
•	Marketing

AF SERVICES, INC.

By:	/s/ SIMON ABUYOUNES
Simon Abuyounes
Its:	President

ECOST.COM, INC.

By:	/s/ GARY GUY
Gary Guy
Its:	President

ADMINISTRATIVE SERVICES AGREEMENT

SCHEDULE 2.

Monthly fees for Services for eCOST.com, Inc.

For the six-month period January 1, 2004 to June 30, 2004.

$111,900.00

Services to be provided:

•	Accounting
•	Financial planning
•	Tax
•	Credit and collections
•	Credit card processing
•	Human resources
•	Payroll
•	IS services
•	Help desk services
•	Network and telecom services
•	Technical support
•	Customer service
•	Advertising
•	Marketing

AF SERVICES, INC.

By:	/s/ SIMON ABUYOUNES
Simon Abuyounes
Its:	President

ECOST.COM, INC.

By:	/s/ GARY GUY
Gary Guy
Its:	President